ExhibiT 10.23

Scholar Rock, INC.

Amended and Restated EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made between Scholar Rock, Inc., a Delaware corporation (the “Company”), and Edward H. Myles (the “Employee”) and is effective as of December 8, 2024 (the “Effective Date”). Except with respect to the Equity Documents and the Restrictive Covenant Agreement (each as defined below) and subject to Section 10 below, this Agreement supersedes in all respects all prior agreements between the Employee and the Company regarding the subject matter herein, including without limitation (i) the Employment Agreement between the Employee and the Company dated July 16, 2020 (the “Prior Agreement”), and (ii) any other offer letter, employment agreement or severance agreement.

WHEREAS, the Company desires to continue to employ the Employee and the Employee desires to continue to be employed by the Company on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.
(a)Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions hereof (the “Term”). The Employee’s employment with the Company will continue to be “at will,” meaning that the Employee’s employment may be terminated by the Company or the Employee at any time and for any reason subject to the terms of this Agreement.
(b)Position and Duties. During the Term, the Employee shall serve as the Chief Operating Officer and Chief Financial Officer of the Company, and shall have such duties and authorities as may from time to time be prescribed by the Chief Executive Officer (“CEO”). The Employee shall devote the Employee’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Employee may serve on other boards of directors, in each instance with the approval of the CEO (not to be unreasonably withheld and subject to any applicable Company policies), or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Employee’s performance of the Employee’s duties to the Company as provided in this Agreement.
(c)Work Location. During the Term, the Employee’s primary work location will be the Company’s offices in Massachusetts; provided that the Employee may sometimes work from the Employee’s home office in accordance with the Company’s policies and procedures relating to remote work, as may be in effect from time to time.
2.Compensation and Related Matters.
(a)Base Salary. During the Term, the Employee’s annual base salary shall be $506,000. The Employee’s base salary shall be reviewed from time to time by the Company. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.
(b)Incentive Compensation. During the Term, the Employee shall be eligible to receive cash incentive compensation as determined by the Company from time to time. The Employee’s target annual incentive compensation shall be 40% of the Employee’s Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as the “Target Annual Incentive Compensation”. Except as otherwise provided herein, to earn incentive compensation, the Employee must be employed by the Company on the day such incentive compensation is paid. The incentive compensation, if any, will be paid out no later than March 15 of the year following the applicable bonus year.
(c)Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.
(d)Other Benefits. During the Term, the Employee shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(e)Vacations. During the Term, the Employee shall be entitled to paid vacation in accordance with the Company’s policies and procedures, as may be amended from time to time. The Employee shall also be entitled to all paid holidays given by the Company in accordance with the policies and procedures then in effect and established by the Company.
(f)Equity. The equity awards held by the Employee shall continue to be governed by the terms and conditions of the applicable equity incentive plan(s) of Scholar Rock Holding Corporation (“SR Holding”) and the applicable award agreement(s) (collectively, the “Equity Documents”). The Employee may also be eligible to receive future equity awards, in the sole discretion of the Board of Directors of SR Holding (the “Board”) or the Compensation Committee of the Board. Notwithstanding anything to the contrary in the Equity Documents or any other applicable option agreement or stock-based award agreement, in the event that the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason, in either case during the Change in Control Period (as such terms are defined below), then all time-based stock options and other time-based stock-based awards held by the Employee that are subject solely to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the Date of Termination (as defined below) or, if later, the Change in Control Date (as defined below); provided that, for the avoidance of doubt, in the event of a termination by the Company without Cause or by the Employee for Good Reason, in either case outside of the Change in Control Period, the termination or forfeiture of any unvested Time-Based Equity Awards that would otherwise occur on the Date of Termination will be delayed until the earlier of (i) the Change in Control Date (at which time acceleration will occur) or (ii) the date that is three (3) months after the Date of Termination (at which time the unvested portion of the Employee’s Time-Based Equity Awards will terminate or be forfeited); provided further, that no additional vesting of the Time-Based Equity Awards shall occur after the Date of Termination unless the Change in Control Date occurs within three (3) months after the Date of Termination.

It is acknowledged and agreed that as of the effective date of the Prior Agreement, the Employee ceased vesting in the equity awards that the Employee received in connection with his prior Board service (the “Director Awards”, together with the applicable underlying equity award agreements and equity plan(s), the “Director Award Documents”), notwithstanding anything to the contrary in the Director Award Documents. It is further acknowledged and agreed that, notwithstanding anything to the contrary in the Director Award Documents, the Company has extended the exercise period with respect to the vested portion of the Director Awards until the earlier of (i) three (3) months after the Employee’s service relationship with the Company ends, or (ii) the expiration date for such vested stock options as provided in the applicable Director Award Documents (the “Extended Exercise Period”). Except as expressly stated herein, all other terms of the Director Award Documents remain in full force and effect

3.Termination. During the Term, the Employee’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death. The Employee’s employment hereunder shall terminate upon the Employee’s death.
(b)Termination by Company for Cause. The Company may terminate the Employee’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Employee constituting a material act of misconduct in connection with the performance of the Employee’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Employee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Employee that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Employee were retained in the Employee’s position; (iii) continued non-performance by the Employee of the Employee’s duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO; (iv) a material breach by the Employee of any of the Continuing Obligations (as defined below) which has not been cured (or is incapable of or otherwise cannot be cured) within 30 days after the CEO gives the Employee written notice regarding such breach; (v) a material violation by the Employee of the Company’s written employment policies which has not been cured (or which is incapable of or otherwise cannot be cured) within 30 days after the Company gives the Employee written notice regarding such violation; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(c)Termination Without Cause. The Company may terminate the Employee’s employment hereunder at any time without Cause. Any termination by the Company of the Employee’s employment under this Agreement which does not constitute a termination for Cause under Section 3(b) and does not result from the death of the Employee under Section 3(a) shall be deemed a termination without Cause.
(d)Termination by the Employee. The Employee may terminate the Employee’s employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Employee has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Employee’s consent: (i) a material diminution in the Employee’s responsibilities, authority or duties; (ii) a material diminution in the Employee’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance applied equally, as a percentage of Base Salary, to all or substantially all senior management employees of the Company; (iii) a change of more than 30 miles in the geographic location at which the Employee is required to provide services to the Company, except for required travel for the Company’s business; (iv) the material breach by the Company of this Agreement; or (v) any directive to the Employee by the Company to engage in a willful violation of law. “Good Reason Process” shall mean that (i) the Employee discovers and reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the Employee’s discovery of the first occurrence of such condition; (iii) the Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates the Employee’s employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(e)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Employee’s employment by the Company or any such termination by the Employee shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(f)Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean: (i) if the Employee’s employment is terminated by the Employee’s death, the date of the Employee’s death; (ii) if the Employee’s employment is terminated by the Company for Cause under Section 3(b), the date on which a Notice of Termination is given; (iii) if the Employee’s employment is terminated by the Company without Cause under Section 3(c), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Employee’s employment is terminated by the Employee under Section 3(d) other than for Good Reason, 14 days after the date on which a Notice of Termination is given, and (v) if the Employee’s employment is terminated by the Employee under Section 3(d) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
(g)Accrued Benefit. If the Employee’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Employee (or to the Employee’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Employee’s Date of Termination; and (ii) any vested benefits the Employee may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).
4.Severance Pay and Benefits Upon Termination by the Company without Cause or by the Employee for Good Reason Outside the Change in Control Period. During the Term, if the Employee’s employment is terminated by the Company without Cause as provided in Section 3(c), or the Employee terminates the Employee’s employment for Good Reason as provided in Section 3(d), then the Company shall pay the Employee the Employee’s Accrued Benefit. In addition, subject to (i) the Employee signing a separation agreement in a form and manner satisfactory to the Company, containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, preservation of all of the Employee’s Continuing Obligations, and, in the Company’s sole discretion, a one-year post employment noncompetition agreement, and shall provide that if Employee breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement and Release”) and (ii) the Separation Agreement and Release becoming irrevocable and fully effective, all within 60 days after the Date of Termination (or such shorter time period provided in the Separation Agreement and Release), which shall include a seven (7) business day revocation period:
(a)the Company shall pay the Employee an amount equal to the sum of (i) nine (9) months of the Employee’s Base Salary (or the Employee’s Base Salary in effect before Good Reason existed under Section 3(d)(ii), if higher than the Employee’s then-current Base Salary) plus (ii) the Employee’s Prorated Incentive Compensation (the “Severance Amount”). For purposes of this Agreement, “Prorated Incentive Compensation” shall mean the Target Annual Incentive Compensation the Employee would have been entitled to receive in the fiscal year of the Date of Termination prorated by the number of days the Employee was employed by the Company during the fiscal year of the Date of Termination; for the avoidance of doubt, in no event shall “Prorated Incentive Compensation” include any sign-on bonus, retention bonus, or any other special bonus;
(b)if the Date of Termination occurs after the completion of a calendar year but prior to the payment of annual bonuses for such year, the Company will pay the Employee the bonus amount that the

Employee otherwise would have earned if the Employee remained employed on the date of payment, as determined in the sole discretion of the Company (the “Prior Year Bonus”); and
(c)if the Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall, for the period of nine (9) months following the Date of Termination or the Employee’s COBRA health continuation period, whichever is shorter, pay the cost of the monthly employer contribution (either by direct payment to the group health plan provider or the COBRA provider or by reimbursing the Employee for such cost) that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 4(a) and (c), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. If applicable, the Prior Year Bonus shall be paid to the Employee at the time that the Company’s other executives receive their annual bonuses, which shall be no later than March 15 of the calendar year in which the Date of Termination occurs. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.Severance Pay and Benefits Upon Termination by the Company without Cause or by the Employee for Good Reason During the Change in Control Period. The provisions of this Section 5 set forth certain terms of an agreement reached between the Employee and the Company regarding the Employee’s rights and obligations upon the occurrence of a Change in Control (as defined below). These provisions are intended to assure and encourage in advance the Employee’s continued attention and dedication to the Employee’s assigned duties and the Employee’s objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4 regarding the Severance Amount and other benefits upon a termination of employment, if such termination of employment occurs during the period beginning three (3) months immediately before the date of the first event constituting a Change in Control and ending on the 18 month anniversary of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after the Change in Control Period. For the avoidance of doubt, (i) in no event will the Employee be entitled to severance benefits under both Section 4 and Section 5 of this Agreement, and (ii) if the Company has commenced providing severance pay and benefits to the Employee under Section 4 prior to the date that the Employee becomes eligible to receive severance pay and benefits under this Section 5, the severance pay and benefits previously provided to the Employee under Section 4 shall reduce the severance pay and benefits to be provided under this Section 5.
(a)Change in Control. During the Term, if during the Change in Control Period, the Employee’s employment is terminated by the Company without Cause as provided in Section 3(c) or the Employee terminates the Employee’s employment for Good Reason as provided in Section 3(d), then, subject to the signing of the Separation Agreement and Release by the Employee and the Separation Agreement and Release becoming irrevocable and fully effective, all within 60 days after the Date of Termination (or such shorter time period provided in the Separation Agreement and Release), which shall include a seven (7) business day revocation period:

(i)the Company shall pay the Employee a lump sum in cash in an amount equal to one (1) times the sum of (A) the Employee’s Base Salary (or the Employee’s Base Salary in effect immediately prior to the Change in Control or before Good Reason existed under Section 3(d)(ii), if higher than the Employee’s then-current Base Salary) plus (B) the Employee’s Annual Incentive Compensation (collectively, the “Change in Control Payment”). For purposes of this Agreement, “Annual Incentive Compensation” shall mean the Target Annual Incentive Compensation the Employee would have been entitled to receive in the fiscal year of the Date of Termination (or the Employee’s Target Annual Incentive Compensation in the fiscal year immediately prior to the Change in Control, if higher). For the avoidance of doubt, in no event shall “Annual Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus;
(ii)if the Date of Termination occurs after the completion of a calendar year but prior to the payment of annual bonuses for such year, the Company will pay the Employee the Prior Year Bonus (if any); and
(iii)if the Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall, for the period of 12 months following the Date of Termination or the Employee’s COBRA health continuation period, whichever is shorter, pay the cost of the monthly employer contribution (either by direct payment to the group health plan provider or the COBRA provider or by reimbursing the Employee for such cost) that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 5(a)(i) and (iii), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination or, if later, the Change in Control Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. If applicable, the Prior Year Bonus shall be paid to the Employee at the time that the Company’s other executives receive their annual bonuses, which shall be no later than March 15 of the calendar year in which the Date of Termination occurs.

(b)Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Employee. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.
(c)Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than SR Holding, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of SR Holding or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of SR Holding representing 50 percent or more of the combined voting power of SR Holding’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from SR Holding); or
(ii)the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(iii)the consummation of (A) any consolidation or merger of SR Holding where the stockholders of SR Holding, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of SR Holding issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of SR Holding and its affiliates on a consolidated basis.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by SR Holding which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from SR Holding) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a Change in Control shall be deemed to have occurred for purposes of the foregoing clause (i).

“Change in Control Date” shall mean, with respect to a Change in Control, the date of consummation of such Change in Control.

6.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Employee’s separation from service, or (B) the Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7.Continuing Obligations.
(a)Restrictive Covenant Agreement. The terms of the Amended and Restated Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”) continue to be in full force and effect. For purposes of this Agreement, the obligations in this Section 7 and those that arise in the Restrictive Covenant Agreement and any other agreement related to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations”. For the avoidance of doubt, all restrictive covenant obligations are supplemental to one another, and in the event of any conflict between restrictive covenant obligations, the most restrictive provision that is enforceable shall govern. In the event the Employee is entitled to both payments pursuant to the Restrictive Covenant Agreement and severance payments pursuant to Section 4 or Section 5 of this Agreement, then the severance payments pursuant to Section 4 or Section 5 of this Agreement received in any calendar year will be reduced by the amount the Employee is paid in the same such calendar year pursuant to the Restrictive Covenant Agreement.
(b)Third-Party Agreements and Rights. The Employee hereby confirms that the Employee is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Employee’s use or disclosure of information, other than confidentiality restrictions (if any), or the Employee’s engagement in any business. The Employee represents to the Company that the Employee’s execution of this Agreement, the Employee’s employment with the Company and the performance of the Employee’s proposed duties for the Company will not violate any obligations the Employee may have to any such previous employer or other party. In the Employee’s work for the Company, the Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Employee will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with any reasonable request of the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 7(c).
(d)Relief. The Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Employee of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Employee agrees that if the Employee breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(e)Protected Disclosures and Other Protected Action. Nothing contained in this Agreement limits the Employee’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.
8.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Employee’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law, including without limitation Massachusetts General Laws Chapter 151B) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. For the avoidance of doubt, nothing in this Agreement requires the Employee to arbitrate claims that cannot be arbitrated under applicable law, such as (i) claims under the Sarbanes-Oxley Act and (ii) claims constituting, relating to, and/or alleging sexual harassment or sexual assault based on conduct arising on or after March 3, 2022 (or earlier date, to the extent applicable state or local law provides for an earlier date), unless the Employee chooses to proceed with such claims in arbitration. In the event that any person or entity other than the Employee or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.
9.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.Integration. This Agreement, together with the Continuing Obligations, the Director Award Documents (subject to the terms of this Agreement), the Director Indemnification Agreement dated as of November 19, 2018, the Employee’s indemnification agreement with the Company and the Equity Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including, without limitation, the Prior Agreement.
11.Withholding. All payments made by the Company to the Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
12.Successor to the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Employee’s death after the Employee’s termination of employment but prior to the completion by the Company of all payments due to the Employee under this Agreement, the Company shall continue such payments to the Employee’s beneficiary designated in writing to the Company prior to the Employee’s death (or to the Employee’s estate, if the Employee fails to make such designation).
13.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Employee’s employment to the extent necessary to effectuate the terms contained herein.
15.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer. Notices, requests, demands and other communications provided for by this Agreement shall also be sufficient if sent by email to the Company email address of the Employee or, in the case of Company, the Company email address of the Chief Executive Officer, with confirmation of receipt.
17.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Company.
18.Effects on Other Plans and Agreements. An election by the Employee to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Employee under the Company’s benefit plans, programs or policies except that the Employee shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. Notwithstanding anything to the contrary in this Agreement, all severance pay and benefits provided to the Employee pursuant to Section 4 or Section 5 of this Agreement (as applicable) shall be reduced and/or offset by any amounts or benefits paid to the Employee to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise).
19.Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.
20.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
21.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22.Clawback Acknowledgement.  The Employee acknowledges that the Employee may become subject to the Scholar Rock Holding Corporation Compensation Recovery Policy adopted pursuant to Rule 10D-1 promulgated under the Securities Exchange Act of 1934 and Nasdaq Rule 5608, or any successor rule (the “Clawback Policy”).  The Employee understands that if the Employee is or becomes subject to the Clawback Policy, the Company and/or the Board shall be entitled to recover all Erroneously Awarded Compensation (as defined in the Clawback Policy) from the Employee pursuant to such means as the Company and/or the Board may elect.  The Employee agrees that the Employee shall take all required action to enable such recovery. The Employee understands that such recovery may be sought and occur after the Employee’s employment or service with the Company terminates.  The Employee further agrees that the Employee is not entitled to indemnification for any Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Employee hereby irrevocably agrees to forego such indemnification.  The Employee acknowledges and agrees that the Employee has received and has had an opportunity to review the Clawback Policy.  Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Employee shall not, whether alone or in combination with any other action, event or condition, be deemed (i) a Good Reason condition or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Employee, or (ii) to constitute a breach of a contract or other arrangement to which the Employee is a party.  This Section 22 is a material term of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

SCHOLAR ROCK, INC.

/s/ Caryn Parlavecchio

By:Caryn Parlavecchio

Its:CHRO

EMPLOYEE

/s/ Edward H. Myles

Edward H. Myles

Exhibit A

Amended and Restated Employee Non-Competition, Non-Solicitation,

Confidentiality and Assignment Agreement